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                         Consent of Independent Auditors



Board of Directors
ICG Communications, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of ICG Communications, Inc. of our reports dated November 18, 1996, relating to the consolidated balance sheets of ICG Communications, Inc. and subsidiaries as of September 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1996, which reports appear in the September 30, 1996 Annual Report on Form 10-K of ICG Communications, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.

As explained in note 2 to the consolidated financial statements, during fiscal 1996, the Company changed its method of accounting for long-term telecom services contracts.




                                    KPMG Peat Marwick LLP

Denver, Colorado
December 17, 1996